Exhibit 99.1

OSS Reports Q2 2019 Results; Revenue Up 153% to $14.9 Million

ESCONDIDO, Calif., August 8, 2019 – One Stop Systems, Inc. (Nasdaq: OSS), a leader in specialized high-performance edge computing, reported results for the second quarter ended June 30, 2019.

Financial Highlights

•

Revenue in Q2 increased 153% to $14.9 million, with organic revenue growth of 70%. Q2 revenue included shipments that were delayed from the first quarter into the second. For the first half of 2019, revenue grew 92% overall, with organic growth of 17%.

•	Gross profit in Q2 increased 230% to $5.4 million, with gross margin improving to 36.4% from 27.8%. For the first half of 2019, margins were 31.4%.

•

GAAP net loss totaled $1.6 million or $(0.11) per share in Q2, versus $1.5 million or $(0.12) per share in the year-ago period. GAAP net loss in Q2 2019 included a $2.0 million goodwill impairment charge.

•

Non-GAAP net income totaled $821,000 or $0.06 per share in Q2, as compared to a loss of $1.3 million or $(0.10) per share in the year-ago period. Among other items, non-GAAP income in Q2 excludes the goodwill impairment charge. See non-GAAP terms and reconciliation to GAAP, below.

•	Adjusted EBITDA, a non-GAAP term, was $1.6 million in Q2, as compared to a loss of $576,000 in the year-ago period.

•	Borrowed $2.5 million and ended Q2 with $4.9 million of cash on hand, including customer deposit.

Operational Highlights

•	Entered into contract for a minimum of $60 million over five years with Disguise Systems.

•	Won design-in for next-generation autonomous vehicles with leading rideshare company. OSS will design and manufacture key AI and networking elements.

•

Design-in activities continued at a strong pace. During the first half of 2019, the company has won 11 new design-ins with multi-year values at over $1 million each. The company also has proposals outstanding for an additional 18 opportunities valued at over $1 million each.

•	Received 2019 Sea-Air-Space exposition Best-in-Show Award in the rugged computing category for company’s military flash storage array.

•	Completed expansion and remodel of company’s primary manufacturing facility, doubling production capacity.

Product & Technology Highlights

•	Completed development and validated performance of world’s first PCIe Gen 4 host adapter cards and expansion systems. These products double the data transfer rate versus PCIe Gen 3 products.

•	Introduced the world’s first PCIe Gen 4 GPU render accelerator and video recorder platforms.

•	Launched new AI on the Fly™ product family powered by the latest GPU technology, providing world-class compute acceleration performance.

Financial Summary

Revenue in the second quarter of 2019 increased 153% to $14.9 million from $5.9 million in the same year-ago quarter. Q2 revenue included shipments that were delayed from the first quarter into the second.

The increase in revenue was driven by revenue increases from traditional OSS customers as well as contributions from acquisitions. The traditional OSS business increased by $4.1 million. Bressner, acquired in October 2018, contributed $4.0 million. CDI, acquired in August 2018, contributed $895,000.

Revenue on an organic basis (excluding 2018 acquisitions) increased 70% to $10.0 million as compared to same period in the prior year. The increase was primarily attributable to shipments of military flash arrays and media and entertainment servers.

Given the quarterly shift in timing of shipments, a more insightful measure of the company’s growth can be understood by looking at the first half of the year rather than only the second quarter. In the first half, revenue grew 92% overall, with organic growth at $2.3 million or 17%.

Gross profit in Q2 increased 230% to $5.4 million, with gross margin improving to 36.4% from 27.8%. For the first half of 2019, margins were 31.4% versus 29.6% in the previous year.

Total operating expenses increased 132% to $6.4 million from $2.8 million in second quarter of 2018. The increase was due to increased expenses associated with CDI and Bressner, and a $2.0 million goodwill impairment charge.

In Q2, the company made two accounting adjustments to intangible assets and goodwill. The first adjustment relates to our intangible assets associated with the acquisition of the CDI business. GAAP accounting allows the company to adjust the assigned values of intangible assets for an acquisition within a one-year period. The result was to re-allocate $1.2 million of purchase consideration from intangible assets to goodwill.

In conjunction with the re-allocation, the company also performed a test for impairment of goodwill. The result of this analysis was that the goodwill was impaired by $1,988,701. And as a result, we took a charge in the second quarter. This charge is reflected in the company’s operating expenses within the General and Administrative expenses.

Net loss on a GAAP basis totaled $1.6 million or $(0.11) per share in Q2 compared to net loss of $1.5 million or $(0.12) per share in the year-ago period. Net loss in Q2 2019 included the $2.0 million goodwill impairment charge.

Non-GAAP net income on a basis totaled $821,000 or $0.06 per share in Q2, as compared to a loss of $1.3 million or $(0.10) per share in the same year-ago period. Among other items, non-GAAP income in Q2 2019 excludes the goodwill impairment.

Adjusted EBITDA was $1.6 million in Q2, as compared to a loss of $576,000 in the same year-ago period. Among other items, adjusted EBITDA in Q2 2019 excludes the goodwill impairment.

Cash and cash equivalents totaled $4.9 million at June 30, 2019, as compared to $2.3 million at December 31, 2018. The increase was primarily due to debt funding and a customer overpayment, less cash used for working capital and capital expenditures.

Management Commentary

“In Q2, we produced strong revenue growth and solid non-GAAP earnings – both well ahead of expectations,” said OSS president and CEO, Steve Cooper. “Thus far this year we have also won several high-value contracts and a number of design-ins that will drive continued growth and profitability.

“We are particularly pleased to have won a $60 million, five-year OEM agreement with Disguise Systems for video display servers. This major OEM contract builds upon our long-standing collaboration with Disguise and provides confidence for a continued long-term relationship.

“Today we announced that OSS was awarded a five-year sole source agreement valued at $36 million to provide flash storage arrays to Raytheon, a prime contractor for the U.S. Navy. The systems will be used within state-of-the-art Navy surveillance aircraft deployed worldwide, where they will deliver the benefits of our award-winning flash array technology, including high-performance, small size, light weight and portability.

“Overall in 2019, we have seen an increase in major OEM opportunities, and we have been winning an increasing percentage. These factors are helping to drive our organic growth with increasing momentum.

“For the first half of 2019, we’ve won 11 new design-ins with multi-year values over $1 million each, and currently have 18 additional major account design-in opportunities.

“Our design win success is being driven by our breakthrough technologies, particularly our industry leading PCIe Gen 4 products and our AI on the Fly™ compute accelerators. The PCIe Gen 4 products provide significant system performance increases by doubling the data transfer rates, while our AI on the Fly™ accelerators allow AI compute performance to be deployed in the field.

“Our strong first half results, recent contracts, major design-ins and technology breakthroughs, are driving our record growth in 2019 and provide the foundation for continued growth.”

Guidance

OSS anticipates revenue of $13.5 million to $15.5 million in Q3, increasing to $15.5 million to $17.5 million in Q4. The actual timing of shipments from quarter to quarter may vary depending upon changes in customer delivery schedules and other external factors.

The company reiterates its outlook for the full year 2019: revenue is anticipated to be between $54 million and $58 million, representing overall growth of 51% to 54% and organic growth of 12% to 18%.

Conference Call

OSS management will hold a conference call to discuss its second quarter 2019 results later today, followed by a question and answer period.

Date: Thursday, August 8, 2019

Time: 5:00 p.m. Eastern time (2:00 p.m. Pacific time)

Toll-free dial-in number: 1-888-221-3881

International dial-in number: 1-323-794-2588

Conference ID: 8692665

The conference call will be webcast live and available for replay here as well as via a link in the Investors section of the company’s website at ir.onestopsystems.com. OSS regularly uses its website to disclose material and non-material information to investors, customers, employees and others interested in the company.

Please call the conference telephone number five minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact CMA at 1-949-432-7566.

A replay of the call will be available after 8:00 p.m. Eastern Time on the same day through August 22, 2019.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 8692665

About One Stop Systems

One Stop Systems, Inc. (OSS) designs and manufactures innovative specialized high-performance computing modules and systems, including customized servers, compute accelerators, expansion systems, flash storage arrays and ION Accelerator storage software. These products are used for deep learning, AI, defense, finance and entertainment applications, and empower scientists, engineers, creators and other professionals to push the boundaries of their industries.

For more information, go to www.onestopsystems.com.

Non-GAAP Financial Measures

OSS management believes that the use of adjusted earnings before interest, taxes, depreciation and amortization, or adjusted EBITDA, is helpful for an investor to assess the performance of the company. Starting this quarter, the company changed its definition of adjusted EBITDA to include impairment of goodwill. The company defines adjusted EBITDA as income (loss) attributable to common stockholders before interest, taxes, depreciation, amortization, acquisition expenses, impairment of long-lived assets, financing costs, fair value adjustments from purchase accounting, stock-based compensation expense and expenses related to discontinued operations.

Adjusted EBITDA is not a measurement of financial performance under generally accepted accounting principles in the United States, or GAAP. Because of varying available valuation methodologies, subjective assumptions and the variety of equity instruments that can impact a company’s non-cash operating expenses, OSS management believes that providing a non-GAAP financial measure that excludes non-cash and non-recurring expenses allows for meaningful comparisons between the company’s core business operating results and those of other companies, as well as providing OSS management with an important tool for financial and operational decision making and for evaluating the company’s own core business operating results over different periods of time.

The company’s adjusted EBITDA measure may not provide information that is directly comparable to that provided by other companies in the company’s industry, as other companies in its industry may calculate non-GAAP financial results differently, particularly related to non-recurring, unusual items. The company’s adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to operating income or as an indication of operating performance or any other measure of performance derived in accordance with GAAP. OSS management does not consider adjusted EBITDA to be a substitute for, or superior to, the information provided by GAAP financial results.

	For the Three Month Periods ended June 30,		For the Six Month Periods ended June 30,
	2019	2018	2019	2018
Net loss attributable to common stockholders	$(1,594,633)	$(1,502,822)	$(2,539,363)	$(2,297,240)
Depreciation and amortization	432,452	274,736	886,982	528,494
Amortization of debt discount	6,266	—	6,266	24,830
Amortization of deferred gain	(16,478)	(28,837)	(32,957)	(57,675)
Impairment of goodwill	1,988,701	—	1,988,701	—
Stock-based compensation expense	157,807	124,816	325,283	160,133
Interest expense	53,013	—	59,281	55,661
Provision (benefit) for income taxes	558,072	555,629	(543,839)	772,752

Adjusted EBITDA	$1,585,200	$(576,478)	$150,354	$(813,045)

Adjusted EPS excludes the impact of certain items and, therefore, has not been calculated in accordance with GAAP. Management believes that exclusion of certain selected items assists in providing a more complete understanding of the company’s underlying results and trends and allows for comparability with its peer company index and industry. Management uses this measure along with the corresponding GAAP financial measures to manage the company’s business and to evaluate its performance compared to prior periods and the marketplace. The company defines Non-GAAP (loss) income attributable to common stockholders as (loss) or income before amortization, stock-based compensation, expenses related to discontinued operations, impairment of long-lived assets and non-recurring acquisition costs. Adjusted EPS expresses adjusted (loss) income on a per share basis using weighted average diluted shares outstanding.

As compared to the previously reported quarter, the company has changed its definition of non-GAAP EPS to include impairment of goodwill.

Adjusted EPS is a non-GAAP financial measure and should not be considered in isolation or as a substitute for financial information provided in accordance with GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies. The company expects to continue to incur expenses similar to the adjusted income from continuing operations and adjusted EPS financial adjustments described above, and investors should not infer from the company’s presentation of these non-GAAP financial measures that these costs are unusual, infrequent or non-recurring.

The following table reconciles net (loss) income attributable to common stockholders and diluted earnings per share:

	For The Three Month Periods ended June 30,		For The Six Month Periods ended June 30,
	2019	2018	2019	2018
Net loss attributable to common stockholders	$(1,594,633)	$(1,502,822)	$(2,539,363)	$(2,297,240)
Amortization of intangibles	269,151	98,660	618,570	197,326
Impairment of goodwill	1,988,701	—	1,988,701	—
Stock-based compensation expense	157,807	124,816	325,283	160,133

Non-GAAP net income (loss) attributable to common stockholders	$821,026	$(1,279,346)	$393,191	$(1,939,781)

Non-GAAP net income (loss) per share attributable to common stockholders:
Basic	$0.06	$(0.10)	$0.03	$(0.17)

Diluted	$0.06	$(0.10)	$0.03	$(0.17)

Weighted average common shares outstanding:

Basic	14,442,291	12,773,419	14,341,560	11,464,246

Diluted	14,916,460	12,773,419	14,341,560	11,464,246

Important Cautions Regarding Forward-Looking Statements

One Stop Systems (OSS) cautions you that statements in this press release that are not a description of historical facts are forward-looking statements. These statements are based on the company’s current beliefs and expectations. These forward-looking statements include statements regarding the company’s expected growth in 2019. The inclusion of forward-looking statements should not be regarded as a representation by One Stop Systems that any of its plans will be achieved.

Actual results may differ from those set forth in this press release due to the risk and uncertainties inherent in our business, including, without limitation, risks associated with maintaining performance standards, continuing to fill purchase orders, impacts, costs and other features in the company’s product lines and other risks described in its prior press releases and in its filings with the Securities and Exchange Commission (SEC), including under the heading “Risk Factors” in its Annual Report on Form 10-K and any subsequent filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and we undertake no obligation to revise or update this press release to reflect events or circumstances after the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement, which is made under the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2019	2018
ASSETS
Current assets
Cash and cash equivalents	$4,944,853	$2,272,256
Accounts receivable, net	8,341,412	10,540,150
Inventories, net	8,859,281	6,823,930
Prepaid expenses and other current assets	778,629	666,330

	22,924,175	20,302,666
Property and equipment, net	2,840,239	1,759,086
Deposits and other	42,088	49,966
Deferred tax assets, net	3,050,854	2,505,632
Goodwill	7,120,510	7,914,211
Intangible assets, net	1,711,687	3,525,257

	$37,689,553	$36,056,818

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED BALANCE SHEETS - CONTINUED

	June 30,	December 31,
	2019	2018
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$3,143,232	$3,708,865
Accrued expenses and other liabilities	6,017,251	3,930,718
Borrowings on bank lines of credit	1,062,352	422,960
Current portion of notes payable, net of debt discount of $7,019 and $0, respectively	1,729,369	1,156,915
Current portion of related-party notes payable, net of debt discount of $23,061 and $0, respectively	534,084	—

Total current liabilities	12,486,288	9,219,458
Notes payable, net of current portion and debt discount of $5,556 and $0, respectively	387,066	265,038
Related-party notes payable, net of current portion and debt discount of $18,256 and $0, respectively	487,595	—

Total liabilities	13,360,949	9,484,496

Commitments and contingencies
Stockholders’ equity
Common stock, $.0001 par value; 50,000,000 shares authorized; 14,497,647 and 14,216,328 shares issued and outstanding, respectively	1,450	1,422
Additional paid-in capital	27,717,796	27,424,113
Noncontrolling interest	500	500
Accumulated other comprehensive income	3,076	1,142
Accumulated deficit	(3,394,218)	(854,855)

Total stockholders’ equity	24,328,604	26,572,322

	$37,689,553	$36,056,818

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS

	For The Three Months Ended June 30,		For The Six Months Ended June 30,
	2019	2018	2019	2018
Revenue	$14,886,236	$5,892,666	$24,944,135	$13,012,378
Cost of revenue	9,473,078	4,252,484	17,119,354	9,159,330

Gross margin	5,413,158	1,640,182	7,824,781	3,853,048

Operating expenses:
General and administrative	3,931,478	1,097,552	5,975,413	2,170,600
Marketing and selling	1,237,003	702,474	2,374,936	1,571,489
Research and development	1,225,157	958,775	2,487,121	1,931,406

Total operating expenses	6,393,638	2,758,801	10,837,470	5,673,495

Loss from operations	(980,480)	(1,118,619)	(3,012,689)	(1,820,447)

Other income (expense):
Interest expense	(53,013)	—	(59,281)	(55,661)
Other, net	(3,068)	54,430	(11,232)	122,039

Total other (expense) income, net	(56,081)	54,430	(70,513)	66,378

Loss before income taxes	(1,036,561)	(1,064,189)	(3,083,202)	(1,754,069)
Provision (benefit) for income taxes	558,072	555,629	(543,839)	772,752

Net loss	$(1,594,633)	$(1,619,818)	$(2,539,363)	$(2,526,821)

Net loss attributable to noncontrolling interest	$—	$(116,996)	$—	$(229,581)

Net loss attributable to common stockholders	$(1,594,633)	$(1,502,822)	$(2,539,363)	$(2,297,240)

Net loss per share attributable to common stockholders:
Basic	$(0.11)	$(0.12)	$(0.18)	$(0.20)

Diluted	$(0.11)	$(0.12)	$(0.18)	$(0.20)

Weighted average common shares outstanding:
Basic	14,442,291	12,773,419	14,341,560	11,464,246

Diluted	14,442,291	12,773,419	14,341,560	11,464,246

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For The Six Months Ended June 30,
	2019	2018
Cash flows from operating activities:
Net loss	$(2,539,363)	$(2,526,821)
Net loss attributable to noncontrolling interest	—	(229,581)

Net loss attributable to common stockholders	(2,539,363)	(2,297,240)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Net loss attributable to noncontrolling interest	—	(229,581)
Deferred (benefit) provision for income taxes	(544,404)	788,226
Unrealized gain (loss) on foreign currency transactions	18,743	—
(Gain) on disposal of property and equipment	(63,939)	—
Provision for bad debt	1,358	94,431
Impairment of goodwill	1,988,701	—
Warranty reserves	4,818	(2,916)
Amortization of deferred gain	(32,957)	(57,675)
Depreciation and amortization	886,982	528,494
Inventory reserves	136,609	244,399
Amortization of debt discount	6,266	24,830
Stock-based compensation expense	325,283	160,133
Changes in operating assets and liabilities:
Accounts receivable	2,185,438	587,587
Inventories	(2,118,771)	(349,512)
Prepaid expenses and other current assets	(106,591)	(325,450)
Accounts payable	(559,831)	(2,631,811)
Accrued expenses and other liabilities	2,125,542	(382,004)

Net cash provided by (used in) operating activities	1,713,884	(3,848,089)

Cash flows from investing activities:
Purchases of property and equipment, including capitalization of labor costs for test equipment and ERP, (net)	(1,356,975)	(60,210)
Proceeds from sales of property and equipment	1,050	—

Net cash used in investing activities	(1,355,925)	(60,210)

Cash flows from financing activities:
Proceeds from stock options exercised	21,149	59,150
Payment of payroll taxes on net issuance of employee stock options	(112,879)	(274,663)
Stock issuance costs	—	(1,810,902)
Proceeds from issuance of common stock	—	19,500,000
Net borrowings (repayments) on bank lines of credit	1,028,134	(3,334,508)
Net borrowings (repayments) on related-party notes payable	932,762	(163,483)
Net borrowings (repayments) on notes payable	454,004	(985,692)

Net cash provided by financing activities	2,323,170	12,989,902

Net change in cash and cash equivalents	2,681,129	9,081,603
Effect of exchange rates on cash	(8,532)	—
Cash and cash equivalents, beginning of period	2,272,256	185,717

Cash and cash equivalents, end of period	$4,944,853	$9,267,320

ONE STOP SYSTEMS, INC. (OSS)

UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS - CONTINUED

	For The Six Months Ended June 30,
	2019	2018
Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$59,281	$39,351

Cash paid during the period for income taxes	$4,000	$—

Supplemental disclosure of non-cash transactions:
Relative fair value of warrants issued in connection with initial public offering	$—	$669,408

Relative fair value of warrants issued in connection with notes and related-party notes payable	$60,158	$—

Reclassification of prepaid IPO expenses to additional paid in capital	$—	$887,450

Reclassification of inventories to property and equipment	$67,948	$445,366

Media Contact:

Katie Rivera One Stop Systems, Inc.

Tel (760) 745-9883

Email contact

Investor Relations:

Ronald Both or Grant Stude

CMA

Tel (949) 432-7557

Email contact